UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 3, 2010

Six Flags Entertainment Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13703	13-3995059
(Commission File Number)	(IRS Employer Identification No.)

924 Avenue J East
Grand Prairie, Texas	75050
(Address of Principal Executive Offices)	(Zip Code)

(972) 595-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On December 3, 2010, Six Flags Entertainment Corporation (the “Company”), Six Flags Operations Inc. (“SFO”) and Six Flags Theme Parks Inc. (“SFTP”) entered into a First Amendment to the First Lien Credit Agreement (the “First Lien Amendment”) with several lenders, JPMorgan Chase Bank N.A., as administrative agent, and J.P. Morgan Securities LLC, as sole lead arranger and sole bookrunner (the “First Lien Facility”).

The First Lien Amendment increased the First Lien Facility to $1,070,000,000 comprised of a $120,000,000 revolving loan facility (the “Revolving Loan”), which may be increased to up to $200,000,000 in certain circumstances, and a $950,000,000 term loan facility (the “Term Loan”).  Interest on the First Lien Facility accrues at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) + 4.25% in the case of the Revolving Loan, with a 2.00% LIBOR floor, and LIBOR + 4.00% in the case of the Term Loan, with a 1.50% LIBOR floor.  Interest on the Term Loan is subject to a 0.25% reduction based on the Company achieving certain rating agency levels or senior secured leverage ratio amounts.

The First Lien Facility Credit Agreement contains certain representations, warranties and affirmative covenants, including minimum interest coverage and a maximum senior leverage maintenance covenant.  The First Lien Amendment eliminated the first lien leverage maintenance covenant and relaxed certain other negative covenants.

In connection with the First Lien Amendment, the Company repaid in full the $250,000,000 second lien term loan with Goldman Sachs and several lenders (the “Second Lien Repayment”).

Also, on December 3, 2010, SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., SFOT Acquisition I, Inc. and SFOT Acquisition II, Inc. (collectively, the “TW Borrowers”) entered into a First Amendment to the Multiple Draw Term Credit Agreement (the “TW Loan Amendment”) with TW-SF, LLC (the “TW Lender”).  On the same date, the Company, SFO, SFTP and certain domestic subsidiaries of the Company entered into a First Amendment to the Guarantee Agreement (the “TW Guarantee Amendment” and together with the TW Loan Amendment, the  “TW Amendments”) with the TW Lender.  The TW Amendments were entered into primarily to conform to the new terms under the First Lien Amendment in certain respects.  Under the TW Loan Amendment, the TW Borrowers will pay an unused commitment fee of 0.50% per year.

The Company expects annual cash interest savings from the First Lien Amendment and the Second Lien Repayment to be approximately $16 million.  The Company incurred approximately $23 million in fees and expenses in connection with the First Lien Amendment, the Second Lien Repayment and the TW Amendments.

The above summaries of the materials terms of the First Lien Agreement and the TW Amendments do not purport to be complete and are qualified in their entirety by reference to the agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated by reference herein.  A copy of the press release announcing the entrance into the First Amendment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item  1.02              Termination of a Material Definitive Agreement.

On December 3, 2010, in connection with the First Lien Amendment, the Company repaid in full the $250,000,000 second lien term loan and terminated the $250,000,000 Second Lien Credit Agreement with Goldman Sachs and several lenders.

Item 8.01               Other Events.

On December 6, 2010, the Company announced that its Board of Directors has declared its first quarterly cash dividend.  Shareholders of record as of December 20, 2010 will receive six cents per share of common stock, payable on December 30, 2010.  A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)             Exhibits

10.1                           First Amendment to First Lien Credit Agreement, dated as of December 3, 2010, among Six Flags Entertainment Corporation, Six Flags Operations Inc., Six Flags Theme Parks Inc., as borrower, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities LLC, as sole lead arranger and sole bookrunner

10.2                           First Amendment, dated December 3, 2010, to (i) the Guarantee Agreement, dated as of April 30, 2010, among Six Flags Entertainment Corporation, Six Flags Operations Inc., Six Flags Theme Parks Inc., each of the other signatories thereto, and TW-SF LLC, and (ii) the Multiple Draw Term Credit Agreement, dated as of April 30, 2010, among SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., SFOT Acquisition I, Inc., and SFOT Acquisition II, Inc., and TW-SF LLC

99.1                           Press Release Announcing Debt Refinancing, dated December 3, 2010

99.2                           Press Release Announcing Quarterly Cash Dividend, dated December 6, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIX FLAGS ENTERTAINMENT CORPORATION

	By:	/s/ Lance C. Balk
Name: Lance C. Balk
Title: Executive Vice President and General Counsel

Date: December 6, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1

First Amendment to First Lien Credit Agreement, dated as of December 3, 2010, among Six Flags Entertainment Corporation, Six Flags Operations Inc., Six Flags Theme Parks Inc., as borrower, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities LLC, as sole lead arranger and sole bookrunner

10.2

First Amendment, dated December 3, 2010, to (i) the Guarantee Agreement, dated as of April 30, 2010, among Six Flags Entertainment Corporation, Six Flags Operations Inc., Six Flags Theme Parks Inc., each of the other signatories thereto, and TW-SF LLC, and (ii) the Multiple Draw Term Credit Agreement, dated as of April 30, 2010, among SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., SFOT Acquisition I, Inc., and SFOT Acquisition II, Inc., and TW-SF LLC

99.1	Press Release Announcing Debt Refinancing, dated December 3, 2010

99.2	Press Release Announcing Quarterly Cash Dividend, dated December 6, 2010